EXHIBIT 99










November 12, 2001


Board of Directors
Sykes Enterprises, Incorporated
100 N. Tampa Street
Tampa, Florida  33602

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sykes Enterprises, Incorporated and subsidiaries for the periods ended March 31, 2001 and June 30, 2001, as indicated in our reports dated April 23, 2001 (July 30, 2001 as to Note 1) and July 30, 2001, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001, are incorporated by reference in a Registration Statement on Form S-8 that the Company expects to file on or about November 12, 2001.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida